                              ARTICLES OF INCORPORATION

                                          OF

                        PEOPLE'S PREFERRED CAPITAL CORPORATION


    FIRST:    The undersigned, Billie Swaboda, whose address is 32 South
Street, Baltimore, Maryland 21202, being at least eighteen years of age, does hereby form a corporation under the general laws of the State of Maryland.

    SECOND:   The name of the corporation is:
              People's Preferred Capital Corporation (the "Corporation").

    THIRD:    The purposes for which the Corporation is formed are to conduct any business for which corporations may be organized under the laws of the State of Maryland including, but not limited to, the following: (i) to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, transfer, encumber, convey, exchange and otherwise dispose of or deal with real and personal property, (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing and
(iii) in general, to possess and exercise all the purposes, powers, rights and privileges granted to or conferred upon corporations by the Laws of the State of Maryland now or hereafter in force, and to exercise any powers suitable, convenient or proper for the accomplishment of any of the purposes herein enumerated, implied or incidental to the powers or purposes herein specified or which at any time may appear conducive to or expedient for the accomplishment of any of such purposes.

    The foregoing shall, except where otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other clause of this or any other article of these Articles of Incorporation or of any amendment thereto, and shall each be regarded as independent, and construed as powers as well as purposes.

    FOURTH:   The address of the principal office of the Corporation in the
State of Maryland is 32 South Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation is The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. The resident agent is a corporation in the State of Maryland.

    FIFTH:    The total number of shares of stock which the Corporation shall have authority to issue is 10,000 shares, $0.01 par value per share, all of one class. The aggregate par value of all authorized shares having a par value is $100.

    SIXTH:    The number of initial directors of the Corporation shall be four (4), which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than the minimum number required by the Maryland General

Corporation Law. The names of the initial directors who shall act until the first annual meeting and until their successors are duly elected and qualify are:

                                     Henry Peters

                                  Rudolf P. Guenzel

                                    Gerard Jervis

                                 Robert W. MacDonald

    SEVENTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation and of the directors and stockholders:

         (a) The Corporation reserves the right to make any amendment of the Articles of Incorporation, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the Articles of Incorporation, with respect to shares of outstanding stock.

         (b) The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

         (c) The Board of Directors of the Corporation may, by articles supplementary, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

    EIGHTH:   No holder of shares of stock of any class shall have any
preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive rights that the Board of Directors may deem advisable in connection with such issuance.

    NINTH:    The duration of the Corporation shall be perpetual.

    TENTH:    To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Articles of Incorporation or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

    IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 19th day of June, 1997.



                             /s/ Billie Swaboda
                             _______________________________________
                             Billie Swaboda
                             Incorporator